SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date of earliest event reported):  June 15, 1998

                        Mallon Resources Corporation
(exact name of registrant as specified in its charter)

    Colorado                 0-17267              84-1095959
(State or other            (Commission         (I.R.S. Employer
jurisdiction               File Number)        Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado            80202
(address of principal executive offices)               (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated June 15, 1998, the text of which follows:

     Denver, Colorado -- Mallon Resources Corporation (Nasdaq:
"MLRC") today announced that it has increased its 1998 capital spending budget to $36 million, an increase of $11.3 million over the $24.7 million capital spending budget it announced in March. Mallon said it took the action in order to capitalize on the success of its East Blanco Gas Project in northwest New Mexico's San Juan Basin.

     To accommodate increases in productive capacity at East Blanco, Mallon will substantially increase spending on project plant and facilities. The Company's gas processing plant, which currently has the capacity to process 14.5 million cubic feet per day (Mmcfd) of natural gas and was budgeted to be increased to 24 Mmcfd by the end of 1998 under the earlier program, will now be increased to 50 Mmcfd. In addition, the Company will expand gathering systems and pipeline connections to accommodate increased volumes. The increase in capital spending on infrastructure at East Blanco is designed to maximize long-term growth in reserves, production and cash flow. The new capital budget also includes funds to drill five test wells by year-end on the 39,360 acres of additional East Blanco land that the Company recently acquired from the Jicarilla Apache Tribe.

     The Ojo Alamo Formation at approximately 3,200 feet will continue to be the primary focus of the Company's 1998 drilling program at East Blanco. However, Mallon recently recompleted its first natural gas well in the Nacimiento Formation at East Blanco at a depth of approximately 2,600 feet. The well, which tested over 700 mcf per day, identifies the Nacimiento as a potentially important new productive horizon. This discovery, combined with the Ojo Alamo's significant potential and the recent substantial increase in the Company's East Blanco acreage position, convinced the Company that additional resources should be dedicated to development of the East Blanco project. The favorable results from the Ojo Alamo drilling and the funds expended to test the Nacimiento and other potentially productive formations are expected to result in higher yearend reserves than in the Company's earlier projections.

     As part of its shift in capital spending, Mallon will also defer substantially all of its scheduled 1998 oil drilling in southeast New Mexico's Delaware Basin. This decision reflects both the capital needs of the East Blanco Gas Project and currently depressed oil prices. As a result of this deferral in its oil activities, the Company's overall production for 1998 is likely to be somewhat lower than earlier forecast.

     George Mallon, Chairman and President of Mallon Resources, said, "We are very excited about our East Blanco Gas Project. Increasing our capital spending there is well warranted, even in light of prevailing low commodity prices. The more we work the East Blanco area, the more we believe that the San Juan Basin will provide Mallon with years of reserve and production growth. This is the key factor behind our decision to shift capital from drilling oil wells to gas project drilling and facilities expansion. This shift will slow our oil production growth for 1998, but, by deferring our oil drilling until a better pricing environment exists, we expect to enjoy better rates of return when our locations are finally drilled. In the interim, the projected returns on our increased gas project spending are very attractive."

     The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly effect the Company's operations. These and other risk factors that effect the Company's business are discussed in the Company's Annual Report.

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "MLRC."

                             Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             Mallon Resources Corporation



June 16, 1998              __/s/ Roy K. Ross________________
                             Roy K. Ross, Executive Vice President